RESULTS

First Quarter 2024

Exhibit 99.1

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com ●

April 25, 2024

Southern Copper Corporation (NYSE and BVL: SCCO)

●1Q24 net sales were $2,599.8 million, which represented growth of 13.3% with regard to 4Q23’s figure. Expansion was primarily fueled by an increase in the sales volumes of copper (+9.6%) and silver (+15.3%) and by an uptick in metal prices for all our products, with the exception of zinc. This was partially offset by a decrease in sales volumes for molybdenum (-1.7%) and zinc (-2.9%).

Regarding 1Q23’s figure, despite reporting better sales volumes for copper (+2.8%) and molybdenum (+8.4%), net sales in 1Q24 were down 6.9% due to lower prices for copper (LME, -5.4%), molybdenum (-38.1%) and zinc          (-21.8%), coupled with a decrease in the sales volumes for zinc (-3.1%) and silver (-0.3%).

●1Q24 Net income was $736.0 million, which represented an improvement of 65.4% compared to the $445.0 million registered in 4Q23. The net income margin in 1Q24 was 28.3%, versus 19.4% in 4Q23. The 1Q24 Net Income decreased 9.5% when compared to the $813.2 million registered in 1Q23.
●1Q24 adjusted EBITDA was $1,417.7 million, which represented an increase of 34.3% with regard to the $1,055.5 million registered in 4Q23. The adjusted EBITDA margin in 1Q24 was 54.5% versus 46.0% in 4Q23.  The 1Q24 adjusted EBITDA was 9.6% lower when compared to the $1,567.9 million registered in 1Q23.
●Cash flow from operating activities in 1Q24 was $659.9 million, which represented an increase of 22.0% over the $540.9 million posted in 4Q23. This improvement was attributable to strong cash generation at our operations, which was driven by higher sales and cost-control efficiencies.

The 1Q24 cash flow was 55.7% lower than the $1,185.2 million posted in 1Q23. This decrease was attributable to a $310.8 million increase in working capital, which was driven primarily by our Mexican operations.

●Copper production registered a QoQ increase of 6,181 tons (+2.6%) in 1Q24. Growth in tons produced was primarily attributable to higher production at the Buenavista mine (+8.1%), which includes 2,158 tons of copper from the new zinc concentrator. This was partially offset by a drop in production at Toquepala (-2.7%). These results were driven by changes in ore grades and recoveries.

Compared to the 1Q23, copper production registered an increase of 16,998 tons (+7.6%) in 1Q24. This was primarily attributable to an increase in copper from concentrate production at all our mines (+12.7%), which included 2,158 tons of copper from the new zinc concentrator. These positive results were partially offset by a decrease in SXEW cathode production at Buenavista (-27.5%) and Toquepala (-3.5%).

In 4Q23 we reported that our Buenavista operation had experienced difficulties with its water supply. After taking action in 1Q24 to cover water requirements for this facility, we believe we have ensured sufficient supplies to operate our Mexican facilities as forecasted in our annual plan.

FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

●	By-product production: Mined zinc production stood at 26,366 tons in 1Q24, which represents a 55.7% increase over the figure in 4Q23. This result was mainly driven by the new Buenavista zinc concentrator production of 9,695 tons over the period. Molybdenum production fell 1.4% in 1Q24 compared to 4Q23; this was mainly attributable to a decrease in production at the La Caridad mine (lower grades), which was partially offset by an increase in production at the Peruvian and Buenavista operations. Total mined silver production dropped 0.4% in 1Q23 compared to 4Q23 due to a decrease in production at our IMMSA operations, which was partially offset by higher by-product production at the Buenavista mine.

When compared to 1Q23, mined zinc production grew 74.9% this quarter, propelled by the first lot of production from the new Buenavista zinc concentrator. Molybdenum production rose 9.5% due to higher production at the Toquepala mine, which was partially offset by lower production at the La Caridad operation. Total mined silver production increased 8.4% in 1Q24; this result was driven primarily by higher production at all our mines, with the exception of Buenavista (-9.5%).

●	1Q24 Operating cash cost per pound of copper, net of by-product revenue credits, was $1.07, down 14.2% with regard to the $1.25 reported in 4Q23. The aforementioned result was mainly driven by lower operating costs (-5.3%); growth in by-product revenue credits (+5.9%), primarily for molybdenum; and the unit cost effect generated by a 2.2% increase in pounds of copper produced.
●	1Q24, we spent $213.8 million on capital investments, down 10.2% compared to 1Q23 and 16.3% versus the figure in 4Q23. Capital expenditure represented 29% of net income this quarter.
●	Dividends: On April 18, 2024, the Board of Directors approved a quarterly stock dividend of 0.0104 shares of common stock per share of common stock payable on May 23, 2024 for shareholders of record at the close of business on May 8, 2024.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $115.13, which is the average of the high and low share price on April 18, 2024.

Shareholders will not be required to take any action to receive the stock dividend. After the payment date, shareholders' book entry accounts will be credited with the additional shares that represent the stock dividend. When shares are held in a brokerage account in the name of a broker, the additional shares will be distributed to the broker on the shareholder's behalf. The stock dividend is administered by Computershare, the Company's transfer agent.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: "This quarter our strengths are once again at the forefront as we report a 65% increase in net earnings compared to 4Q23.This positive result was driven by a 2.6% uptick in copper production; a 14.2% drop in the cash cost; and higher metal prices for copper (+3.2%), molybdenum (+7.8%) and precious metals.  Southern Copper continues to focus on organic growth and on ensuring that costs remain at very competitive levels.

In addition to the significant downward revisions to global copper production projections for 2024, we are currently seeing strong market demand on the back of a resilient US economy and new demand from decarbonization technologies and artificial intelligence. We believe these new factors will play a significant role in supporting long-term copper demand, sustaining attractive copper prices."

1Q24 www.southerncoppercorp.com Page 2 of 11

FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Key Financial Data

	1Q24	1Q23	Variance		4Q23	Variance
			$	%		$	%
	(in million except per share amount ans %s)
Sales	$2,599.8	$2,793.9	$(194.1)	(6.9)%	$2,295.6	$304.2	13.3%
Cost of sales	1,157.6	1,194.2	(36.6)	(3.1)%	1,170.1	(12.5)	(1.1)%
Operating income	1,189.7	1,353.7	(164.0)	(12.1)%	868.7	321.0	37.0%
Net income	$736.0	$813.2	$(77.2)	(9.5)%	$445.0	$291.0	65.4%
Net income margin	28.3%	29.1%	(0.8)pps	(2.7)%	19.4%	8.9pps	45.9%
Adjusted EBITDA	1,417.7	1,567.9	(150.2)	(9.6)%	1,055.5	362.2	34.3%
Adjusted EBITDA margin	54.5%	56.1%	(1.6)pps	(2.9)%	46.0%	8.5pps	18.5%
Income per share	$0.95	$1.05	$(0.10)	(9.5)%	$0.58	$0.37	63.8%
Capital investments	213.8	238.1	(24.3)	(10.2)%	255.3	(41.5)	(16.3)%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in the Tia Maria, Los Chancas and Michiquillay projects in Peru and in the Buenavista Zinc, Pilares, El Pilar and El Arco projects in Mexico. This capital forecast includes several infrastructure investments, including key investments to bolster the competitiveness of the El Arco project.

Mexican Projects

Buenavista Zinc – Sonora: This project is located in Cananea, Sonora within the Buenavista deposit, where we have built a new concentrator plant. This facility has a production capacity of 100,000 tons of zinc and 20,000 tons of copper per year. The concentrator will double the Company’s zinc production capacity.

Project update: the capital budget for the project is $439 million, of which $382.9 million had been invested as of March 31, 2024. Concentrator operation began in 1Q24. We expect to produce 54,500 tons of zinc and 11,900 tons of copper in 2024 and an average of 90,200 tons of zinc and 20,000 tons of copper per year in the next five years.

Peruvian Projects

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year. The estimated capital budget for the project is $1.4 billion.

Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We expect to begin the construction phase of the project in the near future. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

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FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2031. We continue to engage in social and environmental improvements for the local communities and work on the project’s environmental impact assessment.

Project update: The Company continues to engage in coordinated efforts with the Peruvian authorities to eradicate illegal mining activity. Once this process is completed, we will resume the environmental impact assessment and initiate hydrogeological as well as geotechnical studies. We also will conduct a diamond drilling campaign for 40,000 meters to gather additional information on the characteristics of the Los Chancas deposit.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) at a competitive cash-cost for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: As of March 31, 2024, we had drilled 80,000 meters (total program = 110,000 meters) and obtained 27,902 core samples for chemical analysis. Diamond drilling is underway, which will provide data for cross section interpretation, geological modeling and resource evaluation. We expect to begin hydrogeological and geotechnical studies soon, and will also assess the results of metallurgical testing at the deposit.

The Company continues to work with the Michiquillay and La Encañada communities based on the guidelines of corresponding social agreements.

Environmental, Social & Corporate Governance (ESG) Practices

Performance on ESG assessments conducted by rating agencies.  For the third consecutive year, we were included in S&P Global's Sustainability Yearbook.  This means that thanks to our performance in this agency’s Corporate Sustainability Assessment evaluation, we are ranked among the top 15% of the best-rated companies in sustainability in mining and metals. Regarding the ESG Risk Ratings Report evaluation by Sustainalytics, SCC reduced its risk level by improving its score within the medium risk category from 27.5 in 2023 to 23.4 in 2024.

Climate action.  In the first quarter of 2024, we received clean energy certificates from one of our electricity suppliers in Peru.  With this, all the electrical energy we consumed in Peru in 2023 came from renewable sources.  Measurements indicate that consumption of renewable electrical energy at SCC increased from 23% to 36% in 2023, which means we have already hit our 2027 target to ensure that 25% of our electricity supply is derived from renewable sources. Over the same period, greenhouse gas emissions dropped 7.5% in 2023 compared to 2022.

Climate Governance.  Recently, a briefing from Chapter Zero, home of the Climate Governance Initiative, was held for the directors and management of Southern Copper Corporation to inform them about the risks and opportunities associated with climate change. This initiative, developed in collaboration with the World Economic Forum, aims to support non-executive directors and chairs in integrating climate action into their business strategy.

Exceptional Company.  For the second consecutive year, we received the “Exceptional Company” award in Mexico, presented by the Business Coordinating Council, the Communication Council, and the Institute for the Promotion of

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FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Quality.  On this occasion, the success of our Educational Center model was recognized after outstanding results were reported for mathematics and Spanish and English languages, which are above the national and regional average for the cohort of two thousand students from the four basic level schools sponsored by the Company in Mexico under a voluntary initiative to benefit our employees.

Adding educational quality.  We inaugurated the High Performance School (COAR) in Tacna, the Peruvian region where our Toquepala mine operates.  This campus houses three hundred outstanding students of the state educational system. Many of these students come from the most vulnerable areas of the region. The COAR facilities will allow them to continue their studies in state-of-the art classrooms, laboratories, libraries, residences and sports areas, thanks to an investment of $26 million through the works for taxes modality.

Conference Call

The Company’s first quarter earnings conference call will be held on April 26, 2024, beginning at 11:00 AM – EST (10:00 AM Lima and 9:00 AM Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register in the following link:

https://register.vevent.com/register/BI92645aca8fa2409a88ad20ac508b841f

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=mcd77fb28ff8a4b4092fcc81b3682ff1e

1Q24 www.southerncoppercorp.com Page 5 of 11

FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76

1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63
2Q 2023	3.85	3.85	20.87	1.15	24.26	1,977.85
3Q 2023	3.79	3.77	23.59	1.10	23.60	1,928.61
4Q 2023	3.71	3.72	18.41	1.13	23.25	1,975.87
Average 2023	3.85	3.86	23.73	1.20	23.41	1,942.74

Variance: 1Q24 vs. 1Q23	(5.4)%	(5.6)%	(38.1)%	(21.8)%	3.6%	9.7%
Variance: 1Q24 vs. 4Q23	3.2%	3.8%	7.8%	(1.8)%	0.4%	4.9%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2024	2023	%
Copper (tons)
Mined	240,270	223,272	7.6%
3rd party concentrate	409	301	35.9%
Total production	240,679	223,573	7.7%
Smelted	156,742	152,863	2.5%
Refined and Rod	203,698	206,923	(1.6%)
Sales	235,206	228,745	2.8%

Molybdenum (tons)
Mined	7,079	6,462	9.5%
Sales	7,036	6,488	8.4%

Zinc (tons)
Mined	26,366	15,075	74.9%
Refined	23,086	27,121	(14.9%)
Sales	25,653	26,476	(3.1%)

Silver (000s ounces)
Mined	4,782	4,412	8.4%
Refined	3,093	3,144	(1.6%)
Sales	4,954	5,131	(3.4%)

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FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2024	2023	VAR %
	(in millions, except per share amounts)

Net sales:	$2,599.8	$2,793.9	(6.9)%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	$1,157.6	1,194.2	(3.1)%
Selling, general and administrative	30.8	30.4	1.3%
Depreciation, amortization and depletion	209.0	203.7	2.6%
Exploration	12.7	11.9	6.7%
Total operating costs and expenses	1,410.1	1,440.2	(2.1)%

Operating income	1,189.7	1,353.7	(12.1)%

Interest expense, net of capitalized interest	(80.5)	(82.7)	(2.7)%
Other income (expense)	19.0	10.5	81.0%
Interest income	27.3	21.3	28.2%
Income before income tax	1,155.5	1,302.8	(11.3)%
Income taxes	423.4	480.5	(11.9)%
Net income before equity earnings of affiliate	732.1	822.3	(11.0)%
Equity earnings of affiliate	6.7	(6.4)	(204.7)%
Net Income	738.8	815.9	(9.4)%

Less: Net income attributable to non-controlling interest	2.8	2.7	3.7%

Net Income attributable to SCC	$736.0	$813.2	(9.5)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.95	$1.05	(9.5)%
Dividends paid	$0.80	$1.00	(20.0)%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1

1Q24 www.southerncoppercorp.com Page 7 of 11

FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2024	2023	2023
		(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,252.2	$1,151.5	$2,299.8
Short-term investments	329.3	599.3	140.6
Accounts receivable	1,395.0	1,228.3	1,326.7
Inventories	1,014.4	1,016.9	981.8
Other current assets	449.9	433.5	448.8
Total current assets	4,440.8	4,429.5	5,197.4

Property, net	9,783.2	9,782.9	9,613.9
Leachable material, net	1,132.5	1,121.7	1,066.9
Intangible assets, net	128.8	130.2	134.5
Right-of-use assets	757.1	775.4	832.6
Deferred income tax	253.2	256.1	261.2
Other assets	293.7	229.5	216.5
Total assets	$16,789.3	$16,725.3	$17,323.3

LIABILITIES
Current liabilities:
Accounts payable	$748.5	$652.6	$662.6
Income taxes	142.3	278.3	100.8
Accrued workers’ participation	192.5	245.7	236.3
Other accrued liabilities	256.7	211.9	247.6
Total current liabilities	1,340.0	1,388.5	1,247.3

Long-term debt	6,255.5	6,254.6	6,252.0
Lease liabilities	680.1	697.4	756.5
Deferred income taxes	149.9	132.2	171.7
Non-current tax payable	84.2	92.7	49.2
Other liabilities	55.9	66.2	66.7
Asset retirement obligation	617.8	612.5	591.5
Total non-current liabilities	7,843.4	7,855.6	7,887.6

EQUITY
Stockholders’ equity:
Common stock	3,550.2	3,541.6	3,506.5
Treasury stock	(3,157.2)	(3,149.0)	(3,115.1)
Accumulated comprehensive income	7,148.7	7,025.5	7,733.4
Total stockholders’ equity	7,541.7	7,418.1	8,124.8
Non-controlling interest	64.2	63.1	63.6
Total equity	7,605.9	7,481.2	8,188.4

Total liabilities and equity	$16,789.3	$16,725.3	$17,323.3

As of March 31, 2024, December 31, 2023 and March 31, 2023 there were 773.1 million shares outstanding.

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FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2024	2023
	(in millions)

OPERATING ACTIVITIES
Net income	$738.8	$815.9
Depreciation, amortization and depletion	209.0	203.7
Deferred income tax	19.2	(18.4)
Change in operating assets and liabilities	(310.8)	163.6
Other, net	3.7	20.4
Net cash provided by operating activities	659.9	1,185.2

INVESTING ACTIVITIES
Capital investments	(213.8)	(238.1)
Sale (purchase) of short-term investment, net	270.1	67.7
Other, net		-
Net cash used in investing activities	56.3	(170.4)

FINANCING ACTIVITIES
Dividends paid	(618.5)	(773.1)
Distributions to non-controlling interest	(1.7)	(1.7)
Other	0.1	0.1
Net cash used in financing activities	(620.1)	(774.7)

Effect of exchange rate changes on cash	4.9	(10.0)

Increase in cash and cash equivalents	$101.0	$230.1

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FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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FIRST QUARTER 2024 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	First Quarter
	2024	2023

Net income attributable to SCC	$736.0	$813.2
Add:
Net income attributable to the non-controlling interest	2.8	2.7
Income taxes	423.4	480.5
Interest expense	80.5	82.7
Depreciation, amortization and depletion	209.0	203.7
Less:
Equity earnings of affiliate	(6.7)	6.4
Interest income	(27.3)	(21.3)
Adjusted EBITDA	$1,417.7	$1,567.9

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues.

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	1st quarter 2024		1st quarter 2023		4th quarter 2023
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,157.6	226.6	$1,194.2	252.5	$1,170.1	234.2
Add:
Selling, general and administrative expenses	30.8	6.0	30.4	6.4	33.1	6.6
Treatment and refining charges net of sales premiums	(4.9)	(1.0)	(7.4)	(1.6)	9.4	1.9
Less:
Workers participation	(59.9)	(11.7)	(72.8)	(15.4)	(57.5)	(11.5)
Purchased concentrates from third parties	(34.5)	(6.8)	(62.3)	(13.2)	(50.9)	(10.2)
Other charges	(6.0)	(1.2)	(45.3)	(9.6)	(30.7)	(6.1)
Inventory change	(4.1)	(0.8)	(49.1)	(10.4)	41.2	8.2
Operating cash cost before by-product revenues	1,079.0	211.2	$987.7	208.8	$1,114.7	223.1

Less by-products revenue	(532.2)	(104.2)	(630.6)	(133.3)	(491.5)	(98.4)

Operating cash cost, net of by-products revenue	546.8	107.0	357.1	75.5	623.2	124.7

Total pounds of copper produced, in millions		510.8		473.0		499.7

1Q24 www.southerncoppercorp.com Page 11 of 11